Exhibit 10.1

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

This SUPPORT AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”), dated as of June 16, 2019, by and among Keane Investor Holdings LLC, a Delaware limited liability company (the “Stockholder”), C&J Energy Services, Inc. a Delaware corporation (“Crown”) and Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”). Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Crown, Keane Group, Inc., a Delaware corporation (“King”), and King Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of King (“King Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which King Sub will merge with and into Crown (the “Merger”), with Crown surviving the Merger as a wholly owned subsidiary of King, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), providing for, among other things, each share of common stock of Crown, par value $0.01 per share, being converted into the right to receive a number of validly issued, fully paid and nonassessable shares of King common stock, par value $0.01 per share (the “King Common Stock”), equal to 1.6149;

WHEREAS, as of the date hereof, the Stockholder is the beneficial and record owner of that number of shares of King Common Stock, as set forth on Schedule I to this Agreement;

WHEREAS, the board of directors of King (the “King Board”), following the favorable recommendation of the special committee (such Special Committee comprised of only independent and disinterested members of the King Board, the “Special Committee”), has unanimously (a) determined that the Merger Agreement and the Transactions, including the issuance of shares of King Common Stock pursuant to the Merger Agreement (the “Share Issuance”), are fair to and in the best interests of King and its stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, (c) directed that the Share Issuance be submitted to the holders of King Common Stock and (d) recommended that the stockholders of King vote in favor of the Share Issuance;

WHEREAS, (i) Cerberus (an Affiliate of the Stockholder) is a party to that certain Margin Loan Agreement, dated as of January 16, 2019, by and among KIH Finance, LLC (a special purpose entity of Cerberus), as the borrower (the “Borrower”), Cerberus, in its capacity as the Cerberus Representative (as defined therein) of the Stockholder, Morgan Stanley Senior Funding, Inc., as the administrative agent, the lenders party thereto from time to time, and Morgan Stanley & Co. LLC, as the collateral agent and calculation agent (as amended, supplemented, amended and restated on or prior to the date hereof, the “Loan Agreement”) and (ii) the Borrower and the Stockholder are parties to those certain security and control agreements among such entity and the other parties thereto as in effect on the date hereof (the “Security Agreements” and together with the Loan Agreement, the “Loan Documents”); and

WHEREAS, the Stockholder in its capacity as such, is entering into this Agreement as a condition and inducement to Crown’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing premises, the Stockholder agrees as follows:

1.

The Stockholder represents, warrants and agrees that (a) Schedule I to this Agreement sets forth the number of shares of King Common Stock (together with any shares of King Common Stock acquired by the Stockholder or any of its Affiliates on or after the date of this Agreement, whether by exercise of the Derivative Securities (as defined below) or otherwise, the “Shares”) and the number and type of shares of King Common Stock that are issuable upon exercise of outstanding warrants, options or other derivative securities, whether or not exercisable (the “Derivative Securities”), of which the Stockholder is the record or beneficial owner, (b) the Stockholder owns such Shares and Derivative Securities, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except those liens and encumbrances under the Loan Agreement and (c) the Stockholder has the power to vote all Shares without restriction (except any restrictions pursuant to the Loan Documents) and that no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been revoked.

2.

The Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any other securities convertible into or exchangeable for King Common Stock (including the Derivative Securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than: (a) as expressly required by the Loan Documents, as in effect on the date hereof, or (b) with the prior written consent of Crown. The Stockholder hereby agrees to, subject to the terms of the Loan Documents, authorize and request King to notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares.

3.

Unless and until the termination of this Agreement pursuant to paragraph 14, at every meeting of the stockholders of King called (whether annual or special), and at every postponement or adjournment thereof, the Stockholder irrevocably and unconditionally agrees to (a) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote all of the Shares entitled to be voted thereat or to cause all of the Shares to be voted thereat (unless otherwise subject to any enforcement action in respect of the Shares held as collateral under the Loan Documents): (i) in favor of the Share Issuance and (ii) against (A) any proposal made in opposition to the Share Issuance, the adoption of the Merger Agreement or that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage, adversely affect, compete or be inconsistent with the Merger, the Share Issuance or any other transaction contemplated by the Merger Agreement, (B) any Acquisition Proposal and (C) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of King or King Sub under the Merger Agreement or of the Stockholder under this Agreement.

4.

Notwithstanding paragraph 3, if the King Board (at the recommendation of the Special Committee) effects a Change of Recommendation in compliance with the terms and conditions of Section 7.2 of the Merger Agreement in connection with a Superior Proposal, the obligation of the Stockholder to vote the Shares in the manner set forth in paragraph 3(b) shall apply only with respect to the lesser of (a) all of the Shares of which the Stockholder is the record or beneficial owner and (b) such portion of the Shares equal to 35% of the shares of King Common Stock in the aggregate.

5.

In furtherance of the agreements contained in paragraph 3 of this Agreement and as security for this Agreement, the Stockholder hereby irrevocably and unconditionally appoints Danielle Hunter and Jan Kees van Gaalen (the “Grantees”), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the Stockholder, for and in the name, place and stead of the Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, the Shares, subject to (a) the terms and conditions of paragraph 4, (b) the termination of this Agreement pursuant to paragraph 14 or (c) the lender commencing an enforcement action in respect of the Shares held as collateral under the Loan Documents, (i) in favor of the Share Issuance, (ii) against any matter referred to in paragraph 3(b)(ii) of this Agreement and (iii) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of King held in connection with any of the foregoing. The Stockholder hereby affirms that the irrevocable proxy set forth in this paragraph 5 is given in connection with, and in consideration of, the execution of the Merger Agreement by Crown, King and King Sub, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the proxy granted in this paragraph 5 is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of King Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL and is limited to the Shares owned by the Stockholder at the time the vote is to occur, pursuant to the terms and conditions set forth in any proxy statement.

6.

Each of the Stockholder and Cerberus agrees that during the Standstill Period (defined below), it shall not, without the prior written consent of Crown (prior to the Effective Time) and the New Board (after the Effective Time), nor shall any of its controlled Affiliates or, to the extent acting on behalf of or in concert with such party, its Representatives, directly or indirectly, alone or in concert with others, (a) acquire, offer to acquire, or agree to acquire, by purchase, or otherwise, beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of, or rights to acquire, (i) any shares of King Common Stock, (ii) any option, warrant, convertible security, stock appreciation right or other right to acquire such ownership, including through any swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that is exercisable for, converts into or has a settlement payment or mechanism or is priced by reference to or in relation to the value of King or shares of King Common Stock or (iii) any material assets of King (other than as part of an authorized sale process) or any securities or material assets of any Subsidiary of King; provided, however, that notwithstanding the foregoing, Cerberus and the Stockholder and each of their controlled Affiliates may acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of King Common Stock provided that such beneficial ownership does not result in ownership of 30% or more of the issued and outstanding shares of King Common Stock in the aggregate following such transaction (assuming any stock buy back transaction announced but not yet consummated by the Company has been consummated as of the time of such acquisition), (b) propose to enter into any merger, business combination or recapitalization transaction involving King or any of its Subsidiaries, (c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to shares of King Common Stock, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any shares of King Common Stock or any shares or other equity securities of King’s Subsidiaries, (d) seek or propose to influence or control (whether though a “group,” as such term is used in Rule 13d-5 of the Exchange Act or otherwise) the management, board of directors (or any committee thereof), policies or affairs of King or any of its Subsidiaries, (e) to the extent doing so would require the public disclosure of such action by King, make any request to waive or amend any provision of this paragraph 6, (f) form, join or in any way participate in a group or act jointly or in concert with others in connection with any of the foregoing or have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or encourage, any third party with respect to any of the matters set forth in this paragraph 6 (it being understood that, without limiting the generality of the foregoing, neither Stockholder nor any of its Affiliates or Representatives shall be permitted to act as a bidder, a joint bidder or co-bidder with any other Person with respect to King or any of its Subsidiaries), (g) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (h) advise, assist or encourage any other Persons to do any of the foregoing. The “Standstill Period” means the period commencing on the date of this Agreement and ending upon the earliest to occur of (i) 12 months from the Effective Time, (ii) 30 days from the date that King fails to honor the Stockholder’s right to appoint designees to the New Board in accordance with the terms of the King Stockholders Agreement, (iii) the date that the Stockholder and Cerberus, together with their controlled Affiliates, beneficially own less than 5% of the King Common Stock, in the aggregate, and (iv) the date on which King becomes insolvent, files for bankruptcy or reorganizes in connection with a bankruptcy or insolvency proceeding. As used in this paragraph 6, the term “securities” shall mean any securities of King (including shares of King Common Stock) and any direct or indirect warrants, rights or options to acquire securities of King. Notwithstanding the foregoing, after the Effective Time, Stockholder shall be permitted to privately communicate to the New Board, a non-public proposal regarding a transaction in such a manner as would not reasonably be expected to require public disclosure thereof by the Stockholder or King at any time and to negotiate such proposal with the New Board.

7.

Each of Stockholder and Cerberus agree that, during the period commencing at the Effective Time and continuing for forty-five days thereafter, each of Stockholder and Cerberus shall not sell, transfer, assign, pledge, encumber or otherwise dispose of, directly or indirectly, the Shares or any other securities convertible into or exchangeable for King

Common Stock (including Derivative Securities), without the prior written consent of the New Board (which consent shall require the unanimous approval of the Crown Designees). Notwithstanding the foregoing, the provisions of the immediately preceding paragraph shall not apply to or prohibit any of the following: (i) the pledge, hypothecation or other granting of a security interest in shares of King Common Stock in connection with the Loan Documents and, pursuant to the terms of the Loan Documents, any transfer upon foreclosure upon such shares and (ii) subject to the terms set forth in the Second Amended and Restated Limited Liability Company Agreement of the Stockholder, effective as of February 12, 2019, the distributions of King Common Stock by the Stockholder to the persons set forth on Schedule II; provided that any such distributions pursuant to this clause shall not involve a disposition for value; provided further; for the avoidance of doubt such person shall be limited to receive the King Common Stock attributable to such person as set forth on Schedule II (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

8.

The terms of this Agreement shall not limit, restrict or impair Cerberus’s or its Affiliates ability to directly or indirectly (a) propose, commit on, participate in and/or make a loan or other debt financing to King or any of its Subsidiaries, (b) propose, commit on, participate in and/or provide debt financing to a prospective buyer regarding King or any of its Subsidiaries or assets in a negotiated transaction with King, finance a third party’s effort to make a loan or other debt financing to King or any of its Subsidiaries in a negotiated transaction with King or any of its Subsidiaries, (c) participate in any process approved, conducted or initiated by King pursuant to which any of the businesses or assets of King or any of its Subsidiaries are proposed to be sold or otherwise disposed of, in each case in accordance with the parameters of such process, or (d) purchase debt of King or its Subsidiaries in secondary market transactions; provided that in the case of clauses (a), (b), and (e), references to debt shall be limited to no more than 30% of any debt financing or offering. The term “debt” as used in this paragraph shall include, without limitation, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities, but shall not include any debt convertible or exchangeable for equity.

9.

Each of the Stockholder and Cerberus agrees that it shall comply in all respects with, and take no action inconsistent with, the terms, conditions, restrictions and obligations set forth in Section 7.2 of the Merger Agreement applicable to Representatives, and Stockholder acknowledges and agrees that it is a “Representative” of King for the purpose of Section 7.2 of the Merger Agreement.

10.

Prior to the Effective Time, to the extent that any Crown stockholders have registration rights under that certain Registration Rights Agreement, dated as of January 6, 2017, by and among Crown and certain Crown stockholders named therein (the “Crown Registration Rights Agreement”), Crown, Cerberus and the Stockholder shall use reasonable best efforts (which efforts shall include negotiating in good faith with each other and with King) to enter into an agreement among King, the Crown stockholders party to the Crown Registration Rights Agreement, Cerberus and the Stockholder resolving any inconsistencies between the registration rights granted pursuant to the Crown Registration Rights Agreement and the King Stockholders Agreement.

11.

The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any Affiliate of the Stockholder or Cerberus from exercising (in his or her capacity as a member of the King Board (or the New Board, as applicable)) his or her rights or fiduciary duties as such a director.

12.

Each of the Stockholder and Cerberus represents and warrants that it has all necessary power and authority to enter into this Agreement, and that this Agreement is the legal, valid and binding agreement of the Stockholder and Cerberus (as applicable) and is enforceable against the Stockholder and Cerberus (as applicable) in accordance with its terms.

13.

Each of the Stockholder and Cerberus represent and warrants that as of the date of this Agreement, no Affiliate of the Stockholder or Cerberus (as applicable) owns beneficially or of record any Shares or Derivative Securities. In the event that any Affiliate of the Stockholder or Cerberus acquires record or beneficial ownership of any Shares or Derivative Securities after the execution of this Agreement, the Stockholder or Cerberus (as applicable) shall cause such Affiliate to enter into a joinder to this Agreement, in a form and substance satisfactory to Crown, requiring such Shares or Derivative Securities to be subject to this Agreement to the same extent that such Shares or Derivative Securities would have been had they been owned by the Stockholder or Cerberus.

14.

This Agreement shall terminate on the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the day following the Effective Time; provided, however, that unless the Merger Agreement is terminated in accordance with its terms, paragraph 6 shall terminate upon the expiration of the Standstill Period and paragraph 7 shall terminate forty-five days after the Effective Time.

15.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws. Each of the parties hereto agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement exclusively in the Chosen Court and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in paragraph 19 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

16.

Each of the Stockholder and Cerberus recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause Crown to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the Stockholder and Cerberus agrees in respect of itself that in the event of any such breach, Crown shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

17.	The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

18.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.

All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon a party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that the transmission of the email is promptly confirmed by telephone or response email:

If to Stockholder:

Keane Investor Holdings LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention: Scott Wille, Alexander Benjamin

Telephone: (212) 220-8718, (646) 885-3186

E-mail: swille@cerberus.com, abenjamin@cerberuscapital.com

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Michael Gilligan

Andrew Fadale

Telephone: (212) 756-2000

E-mail: stuart.freedman@srz.com

michael.gilligan@srz.com

andrew.fadale@srz.com

If to Cerberus:

Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention: Scott Wille, Alexander Benjamin

Telephone: (212) 220-8718, (646) 885-3186

E-mail: swille@cerberus.com, abenjamin@cerberuscapital.com

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Michael Gilligan

Andrew Fadale

Telephone: (212) 756-2000

E-mail: stuart.freedman@srz.com

michael.gilligan@srz.com

andrew.fadale@srz.com

If to Crown:

C&J Energy Services, Inc.

3990 Rogerdale

Houston, TX 77042

Attention: Danielle Hunter

Telephone: (713) 325-6090

E-mail: danielle.hunter@cjes.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Adam D. Larson, P.C.

Douglas E. Bacon, P.C.

Kim Hicks

Telephone: (713) 836-3600

E-mail: adam.larson@kirkland.com

doug.bacon@kirkland.com

kim.hicks@kirkland.com

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

20.

The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass (except pursuant to the Loan Documents), whether by operation of law or otherwise.

21.	This Agreement may not be amended, and no provision waived, without the prior written consent of the parties hereto and King (acting at the direction of the Special Committee).

King is hereby made an express third party beneficiary of this Agreement and shall be entitled to enforce (at the direction of the Special Committee) the foregoing sentence and to enforce (at the direction of the Special Committee) any other provisions of this Agreement to the same extent as Crown.

[SIGNATURE PAGES FOLLOWS]

Please confirm that the foregoing correctly states the understanding between us and you by signing and returning to us a counterpart hereof.

Very truly yours,

C&J Energy Services, Inc.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

Keane Investor Holdings LLC

By:	/s/ Scott Wille
Name:	Scott Wille
Title:	Authorized Signatory

Cerberus Capital Management, L.P.

By:	/s/ Jeffrey L. Lomasky
Name:	Jeffrey L. Lomasky
Title:	Senior Managing Director

[Signature Page to Support Agreement]

SCHEDULE I

1.	51,668,175 shares of King Common Stock.

SCHEDULE II

Persons	Number of Shares of King Common Stock
JS Keane Coinvestor LLC (vehicle controlled by James Stewart)	31,249
James Stewart	1,839,089
Greg Powell	1,532,574
Paul Debonis	613,030
Ian Henkes	122,606
Tim Adams	81,737
Brian Coe	61,303
Sang Cho	61,303
Nathan Carrell	61,303
Kenneth Pucheu	122,606
Kevin McDonald	275,863